UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-1/A

                    DELAYING AMENDMENT UNDER SEC RULE 473 FOR
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Kinship Systems, Inc.
                              ---------------------
                 (Name of small business issuer in its charter)

                              SEC File No. 33340954
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            Utah                        7371                     87-0648148
            ----                        ----                     ----------
(State of jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization) Classification Code Number)   Identification No.)

     22 East 100 South, Suite 400, Salt Lake City, Utah 84111 (801) 521-8636
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         (Address and telephone number of principal executive offices)

            22 East 100 South, Suite 400, Salt Lake City, Utah 84111
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(Address of principal place of business or intended principal place of business)

   Mr. Andrew Limpert 22 East 100 South, Suite 400, Salt Lake City, Utah 84111
                                 (801) 521-8636
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            (Name, address and telephone number of agent for service)

Original Filing Date:                 Copies To:
July 7, 2000                          Julian D. Jensen
                                      Attorney for Registrant
                                      311 South State Street, Suite 380
                                      Salt Lake City, Utah 84111
                                      (801) 531-6600

Approximate date of proposed sale to the public September 1, 2000.
                                                ------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Date:     July 26, 2000        By: /s/ Andrew Limpert
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                               Andrew Limpert
                               Secretary/Treasurer and
                               Registered Agent signing pursuant to Rule 478(a)